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EXHIBIT J

                             DATED 20 SEPTEMBER 1996

                                  MINORCO S.A.

                                     - and -

                            TAURUS INTERNATIONAL S.A.


                       ----------------------------------

                                    AGREEMENT

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THIS AGREEMENT is made on 20 September 1996

Between

1. MINORCO S.A., a joint stock company incorporated in Luxembourg and having its registered office at 9 rue Sainte Zithe, Luxembourg ("Minorco"); and

2. TAURUS INTERNATIONAL S.A.,a joint stock company incorporated in Luxembourg and having its registered office at 9 rue Sainte Zithe, Luxembourg ("Taurus").

WHEREAS Minorco wishes to exchange, and Taurus wish to acquire, the Terra Shares on the terms and conditions set out below.

IT IS HEREBY AGREED as follows:-

I.       INTERPRETATION

         I.A In this Agreement the following words and expressions have the following meanings, unless they are inconsistent with the context:-

                  "BUSINESS DAY" means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Luxembourg are closed for business;

                  "COMPANY" means Terra Industries Inc. ("Terra"), a limited liability company incorporated in the United States and having its registered office at 1123 North Eutaw Street, Baltimore, Maryland 21202, USA;

                  "TERRA SHARES" means 37,160,725 common shares at a price per share equal to the closing sales price for Terra common shares quoted on the New York Stock Exchange at close of business on Friday September 20, 1996, each in the capital of the Company;

                  "COMPLETION" means completion of the transfer of the Terra Shares and the issue of the Participation Certificates in accordance with clause 3;

                  "ENCUMBRANCE" means any equitable interest, encumbrance, mortgage, lien, charge, restriction, pledge, security interest, option or right of any third party including, without limitation, rights under shareholders' agreements or other arrangements relating to the management or control of a company.

         I.B      In this Agreement unless the context otherwise requires:-
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                  (1)      all references to a statutory provision shall be
                           construed as including references to:-

                           (a) any statutory modification, consolidation, or re-enactment (whether before or after the date of this Agreement) for the time being in force;

                           (b) all statutory instruments or orders made pursuant to a statutory provision;

                           (c)      any statutory provisions of which a
                                    statutory provision is a consolidation,
                                    re-enactment or modification;

                  (2) words denoting the singular include the plural and vice versa and words denoting persons include firms and corporations and vice versa; and

                  (3) a reference to a clause or sub-clause or an Annexure is a reference to a clause or a sub-clause of or an Annexure to this Agreement.

         I.C Clause headings in this Agreement and in the Annexures are for ease of reference only and do not affect the construction of any provision.

         I.D Where by this Agreement any payment or other act falls to be made or done on a day which is not a Business Day then that payment or act shall be made or done on the first Business Day thereafter.

II.      EXCHANGE OF ASSETS AND ISSUE OF PARTICIPATION CERTIFICATES

         II.A Subject to the terms and conditions of this Agreement, at Completion Minorco shall exchange or procure the exchange as beneficial owner, and Taurus shall acquire, the Terra Shares free from all Encumbrances and with all rights attaching to them.

         II.B As consideration for the transfer to it of the Terra Shares Taurus undertakes to issue to Minorco non-interest bearing Participation Certificates having an aggregate face value in Luxembourg Francs in the equivalent of US$520,250,150 converted at the closing exchange rate quoted by Banque Generale du Luxembourg in respect of Friday, 20 September 1996.

III.     COMPLETION

         Completion shall take place at the offices of Taurus, at 9 rue Sainte Zithe in Luxembourg on Monday September 23 when the Parties shall sign the documents required to effect the transfer of the Terra shares and Taurus shall issue the Participation Certificates.
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IV.      GENERAL

         IV.A No announcement of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed in writing between the parties or required by applicable law or stock exchange requirements (in which case the parties shall consult with each other prior to making any announcements).

         IV.B This Agreement shall be binding upon each party's successors and assigns and personal representatives (as the case may be) but, except as expressly provided above, none of the rights of the parties under this Agreement may be assigned or transferred.

         IV.C All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants, actuaries and financial advisors employed by any of them in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the party who incurred the liability.

         IV.D Any notice, consent, approval or other communication given hereunder shall be made in writing and shall be deemed to have been duly given or made if delivered by hand or sent by recorded delivery mail (return receipt requested) to the address of the addressee set out on page 2 above.

         IV.E This Agreement shall be governed by and interpreted in accordance with the law of Luxembourg.

         IV.F This Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS whereof this Agreement has been duly executed.

SIGNED by                       )
for and on behalf of                                    )
MINORCO S.A.                    )


SIGNED by                       )
for and on behalf of                                    )
TAURUS INTERNATIONAL S.A.                    )